Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

among:

WOK PARENT LLC

a Delaware limited liability company,

WOK ACQUISITION CORP.,

a Delaware corporation, and

P.F. CHANG’S CHINA BISTRO, INC.

a Delaware corporation

Dated as of May 1, 2012

ARTICLE I.	THE OFFER	2

1.1	The Offer	2

1.2	Company Actions	5

1.3	Directors of the Company	6

1.4	Top-Up Option	8

ARTICLE II.	THE MERGER	10

2.1	Merger of Purchaser into the Company	10

2.2	Effect of the Merger	10

2.3	Closing; Effective Time	10

2.4	Certificate of Incorporation; Bylaws; Directors and Officers	11

2.5	Conversion and Exchange of Shares	11

2.6	Company Equity Awards	12

2.7	Closing of the Company’s Transfer Books	15

2.8	Surrender of Certificates	15

2.9	Withholding Rights	17

2.10	Dissenting Shares	17

2.11	Further Action	18

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18

3.1	Organization	18

3.2	Capitalization	19

3.3	Authorization; No Conflict	20

3.4	Subsidiaries	22

3.5	SEC Reports and Financial Statements	22

3.6	Absence of Material Adverse Changes, etc	24

3.7	Litigation	24

3.8	Information Supplied	24

3.9	Broker’s or Finder’s Fees	24

3.10	Employee Plans	25

3.11	Opinion of Financial Advisor	26

3.12	Taxes	26

3.13	Environmental Matters	27

3.14	Compliance with Laws	28

3.15	Intellectual Property	29

3.16	Employment Matters	30

3.17	Insurance	30

3.18	Material Contracts	31

3.19	Properties	32

3.20	Quality and Safety of Food and Beverage Products	33

3.21	Inapplicability of Anti-takeover Statutes	33

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	34

4.1	Valid Existence	34

4.2	Authority; Binding Nature of Agreement	34

4.3	Non-Contravention	34

4.4	No Legal Proceedings Challenging the Merger	35

4.5	Activities of Purchaser	35

4.6	Information Supplied	35

4.7	No Other Company Representations or Warranties	35

4.8	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	36

4.9	Financing	36

4.10	Guarantee	38

4.11	Solvency	38

4.12	Ownership of Company Common Stock	39

ARTICLE V.	COVENANTS	39

5.1	Access and Investigation	39

5.2	Operation of the Company’s Business	39

5.3	Proxy Statement; Company Stockholder Meeting	42

5.4	No Solicitation by the Company; Other Offers	44

5.5	Reasonable Best Efforts	48

5.6	Public Announcements	49

5.7	Director and Officer Liability	49

5.8	Notification of Certain Events	50

5.9	Shareholder Litigation	50

5.10	Rule 16b-3	51

5.11	Employee Matters	51

5.12	Confidentiality	52

5.13	Financing	53

5.14	Financing Cooperation and Indemnification	55

5.15	Restructuring	59

ARTICLE VI.	CONDITIONS TO MERGER	59

6.1	Conditions to Each Party’s Obligation to Effect the Merger	59

6.2	Conditions to Obligations of Purchaser and Parent to Effect the Merger	60

6.3	Conditions to Obligation of the Company to Effect the Merger	60

6.4	Frustration of Closing Conditions	61

ARTICLE VII.	TERMINATION	61

7.1	Termination	61

7.2	Effect of Termination	63

7.3	Termination Fees	63

ARTICLE VIII.	MISCELLANEOUS PROVISIONS	66

8.1	Amendment or Supplement	66

8.2	Extension of Time, Waiver, etc	67

8.3	No Additional Representations; No Survival	67

8.4	Entire Agreement; No Third Party Beneficiary	67

8.5	Applicable Law; Jurisdiction	68

8.6	Attorneys’ Fees	68

8.7	Specific Enforcement	68

8.8	Assignment	69

8.9	Notices	70

8.10	Severability	70

8.11	Construction	71

8.12	Counterparts; Signatures	71

ANNEX A		73

Annex A

EXHIBITS

Exhibit A	DEFINITIONS

1.1	Cross Reference Table	A-1

1.2	Certain Definitions	A-3

Exhibit B	FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Exhibit C	FORM OF BYLAWS OF THE SURVIVING CORPORATION

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 1, 2012 (the “Agreement Date”) by and among Wok Parent LLC, a Delaware limited liability company (“Parent”), Wok Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the respective Boards of Directors of Purchaser, Parent and the Company have approved this Agreement and the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Shares”), at a price per Share of $51.50 (such amount or any greater amount per Share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(h), the “Offer Price”);

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share immediately prior to the Effective Time (other than Shares to be canceled in accordance with Sections 2.5(a)(i) and 2.5(a)(ii) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger on the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, adopt and approve this Agreement and approve the Merger (the “Company Board Recommendation”); and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares.

WHEREAS, the respective Boards of Directors of Purchaser and Parent have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of Centerbridge Capital Partners II, L.P. (the “Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Purchaser and Parent under this Agreement (the “Guarantee”) as specified in the Guarantee.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Shares at a price per share equal to the Offer Price.

(b) The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Purchaser or Parent, of the conditions set forth in Annex A (the “Offer Conditions”). Subject to the satisfaction, or waiver by Purchaser or Parent, of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Date and in any event in compliance with Rule 14e-1(c) under the Exchange Act (the time of such acceptance for payment, the “Acceptance Time”). The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller of such Share in cash, without interest, subject to the withholding of any Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement. The time scheduled for payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to purchase that describes the terms and conditions of the Offer as set forth in this Agreement. Purchaser and Parent expressly reserve the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend, modify or waive the Minimum Condition, (vi) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner that is or could reasonably be expected to be adverse to the holders of Shares in any respect, or (vii) extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the Expiration Date) in a manner other than pursuant to and in accordance with this Agreement.

(d) Unless extended as provided in this Agreement, the Offer shall initially be scheduled to expire at midnight, New York City time, on the date that is the later of (such later date being the “Initial Expiration Date”): (i) twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer and (ii) the second Business Day following the Go-Shop Period End Date (or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date, the expiration of the fifteen (15) day period described in the last sentence of Section 5.4(b)). Notwithstanding the foregoing, if, at midnight, New York City time, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied or, to the extent waivable in accordance with the terms hereof, has not been waived by Purchaser or Parent, Purchaser shall (subject to the rights or remedies of the parties hereto hereunder, including under Article VII), extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date (the Initial Expiration Date as it may be extended herein is referred to as the “Expiration Date”) for one or more periods, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser be required to extend the Offer beyond the Outside Date or, if earlier, the date that is five (5) Business Days following the Proxy Statement Clearance Date. Notwithstanding anything herein to the contrary, Purchaser shall, without the written consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or applicable Law, in each case, applicable to the Offer.

(e) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except for a termination of this Agreement permitted in accordance with the terms of Section 7.1. In the event that this Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f) If the Acceptance Time occurs, but the number of Shares that have been validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent or any Subsidiary of Parent (assuming exercise of the Top-Up Option in full and excluding from such ownership, but not from then-outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), is less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”) and one or more extensions thereof. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the offer during such Subsequent Offering Period.

(g) On the commencement date of the Offer, Purchaser and Parent shall (i) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the related offer to purchase the Shares pursuant to the Offer, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to holders of Shares in accordance with applicable federal securities Laws. The Company shall promptly furnish to Purchaser and Parent in writing all information concerning the Company and its stockholders that may be required by applicable Law to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(g). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Purchaser and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Each of Purchaser, Parent and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Purchaser and Parent further agree to take all steps necessary to cause the Offer Documents as so corrected (if applicable) to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Upon receipt of any written or oral comments by Purchaser, Parent or their counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC or its staff for amendments or supplements to the Offer Documents, Purchaser and Parent agree to (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by the Company and its counsel; (iii) provide the Company and its counsel an opportunity to participate with Purchaser, Parent or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company with copies of any written comments or responses submitted by Purchaser and Parent in response thereto.

(h) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company

Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Offer Price; provided, however, that no such adjustment shall be made to reflect the issuance of additional shares of capital stock of the Company as a result of Purchaser’s exercise of the Top-Up Option or as a result of Parent’s and Purchaser’s acquisition of Company Common Stock tendered in the Offer; and provided, further, that nothing in this Section 1.1(h) shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

(i) Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

1.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.4(e)(i) and Section 5.4(e)(ii), shall contain and reflect the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the opinion of the Company Financial Advisor. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Each of Purchaser and Parent shall promptly furnish to the Company in writing all information concerning Purchaser and Parent that may be required by applicable Law to be set forth in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.2(a). The Company shall cause the Schedule 14D-9 to be filed with the SEC pursuant to this Section 1.2(a) to be disseminated to the Company’s stockholders as and to the extent required by the Exchange Act concurrently with the dissemination of the Schedule TO to the holders of Company Common Stock by Purchaser. Except with respect to any amendments filed in connection with or after a Change in Company Board Recommendation, the Company agrees to provide Purchaser, Parent and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser, Parent and their counsel. Each of the Company, Purchaser and Parent agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Purchaser, Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) provide Purchaser, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Purchaser, Parent and their counsel prior to responding to any such comments or requests; and (iii) provide Purchaser or Parent with copies of any written comments or responses submitted by the Company in response thereto.

(b) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Purchaser and Parent with (i) mailing labels containing the names and addresses of all record holders of Shares; and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and of those persons who become record or beneficial owners subsequent to such date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Purchaser and Parent with such additional information, including, without limitation, updated listings and computer files of record holders and beneficial holders of Shares, mailing labels, addresses, and security position listings, and such other assistance as Purchaser, Parent or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to applicable Law, and except for such actions as are necessary to disseminate the Offer Documents, Purchaser and Parent shall hold in confidence the information and documents provided to them under this Section 1.2(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and confirm such destruction in writing) all such information and documents (along with all copies thereof) then in their possession or control.

1.3 Directors of the Company.

(a) Effective on the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate up to such number of directors (rounded up to the next whole number) on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3(a)); and (ii) a fraction, the numerator of which is the number of Shares owned by Purchaser and Parent (giving effect to Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. In furtherance thereof, the Company and the Company Board shall, after the purchase of and payment for Shares by Purchaser pursuant to the Offer, promptly increase the size of the Company Board or secure the resignations of such number of directors as is necessary to enable Parent’s designees to be so elected to the Company Board, and shall cause Parent’s designees to be so elected. In addition, subject to applicable Law, the Company shall cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) of each committee of the Company Board as the percentage represented by such individuals on the Company Board as a whole.

(b) The Company’s obligations under Section 1.3(a) to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and shall promptly take all other actions reasonably required to effect the appointment of Parent’s designees pursuant to Section 1.3(a). Purchaser and Parent will supply the Company with, and will be solely responsible for, any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and the Company’s obligations under Section 1.3(a) and this Section 1.3(b) shall be conditioned upon receipt of such information.

(c) Notwithstanding the foregoing provisions of this Section 1.3, Purchaser, Parent and the Company shall use their respective reasonable best efforts to cause the Company Board to include, at all times prior to the Effective Time, at least three (3) of the members of the Company Board, selected by members of the Company Board, who (x) were directors of the Company immediately prior to the Acceptance Time (y) are not officers of the Company and (z) are independent directors for purposes of the continuing listing requirements of Nasdaq (the “Continuing Directors”); provided, however, that if at any time prior to the Acceptance Time there shall be fewer than three (3) Continuing Directors on the Company Board for any reason, the Company Board shall cause the person(s) designated by the remaining Continuing Director(s) to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate three (3) persons to fill such vacancies who are not directors, officers, employees, stockholders, designees or Affiliates of Purchaser or Parent and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required to authorize: (i) any amendment or modification to, or termination of, or any agreement to amend, modify or terminate, this Agreement by or on behalf of the Company; (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent under this Agreement; (iii) any exercise or waiver of any of the Company’s rights or remedies hereunder; (iv) any amendment to the Company’s Charter Documents; (v) any authorization of any agreement between the Company and any of the Company Subsidiaries, on the one hand, and Purchaser, Parent or any of their Affiliates on the other hand; (vi) the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board as contemplated by this Agreement; or (vii) any other action not contemplated by this Agreement that could adversely affect the rights of the Company’s stockholders hereunder. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, any action by the Company with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action. The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as reasonably determined by the Continuing Directors and any such reasonable expenses shall be paid by the Company promptly upon written request by the Continuing Directors.

1.4 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only once and only upon the terms and subject to the conditions set forth in this Section 1.4, and only for so long as this Agreement has not been terminated pursuant to Section 7.1, to purchase at a price per share equal to the Offer Price an aggregate number of validly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to up to the number of then-available authorized and unissued shares of Company Common Stock; provided, however, that the Top-Up Option shall not be deemed to be exercised (i) to purchase an amount of Top-Up Option Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) at the time of exercise of the Top-Up Option (treating shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding), (ii) unless immediately after such exercise and the issuance of the Top-Up Option Shares, Purchaser and Parent shall, when added to the shares of Company Common Stock owned by Purchaser and Parent, own at least 90% of the shares of the Company Common Stock outstanding (excluding from the calculation of the number of shares of Company Common Stock Purchaser and Parent then owns, but not from the calculation of then-outstanding shares of Company Common Stock, the Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) immediately after the Acceptance Time (the “Short-Form Threshold”), (iii) unless the Acceptance Time shall have occurred, (iv) unless Purchaser irrevocably commits upon acquisition of the Top-Up Shares to immediately effect the Merger pursuant to Section 2.3 and (v) if the exercise of the Top-Up Option, the issuance and delivery of the Top-Up Option Shares and compliance with this Section 1.4 shall be prohibited by any outstanding order or Law (excluding any rules of Nasdaq that require stockholder approval). Purchaser shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares as set forth in Section 1.4(b).

(b) Subject to the limitations set forth in Sections 1.4(a) and the satisfaction of the conditions to the Merger set forth in Article VI, if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Purchaser and Parent prior to giving effect to the exercise of the Top-Up Option, does not represent at least the Short-Form Threshold on the Offer Closing Date, Purchaser shall on such date be deemed to have exercised the Top-Up Option for such number of Top-Up Option Shares as is necessary for Purchaser to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying (x) the number of shares of Company Common Stock directly or indirectly owned by Purchaser and Parent at the time of such notice (giving effect to the Offer Closing but prior to giving effect to the exercise of the Top-Up Option) and (y) the number of Top-Up Option Shares. Such notice will also include an undertaking signed by Purchaser and Parent that, immediately following the Top-Up Closing, Purchaser will, and Parent will cause Purchaser to, consummate the Merger in accordance with Section 2.3. The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Purchaser specifying the number of Shares then outstanding and, based on such number and, based on the information provided by Purchaser in its notice, the number of Top-Up Option Shares to be purchased. If the number of Top-Up Option Shares specified in the notice provided delivered by Purchaser is different than the number of Top-Up Option Shares specified in the notice delivered by the Company, the Company and Purchaser shall, as promptly as practicable and in any event on the Offer Closing Date, reasonably agree on the appropriate number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place simultaneously with the Offer Closing, the purchase price owed by Purchaser to the Company to purchase the Top-Up Option Shares shall be paid to the Company, at Purchaser’s option: (i) in cash, by wire transfer of same-day funds; or (ii) by (A) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (B) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note: (1) shall be due on the first anniversary of the Top-Up Closing; (2) shall bear simple interest of 5% per annum, payable in arrears at maturity; (3) shall be fully recourse to Purchaser and Parent; (4) may be prepaid, in whole or in part, at any time without premium or penalty; and (5) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

(c) Each of Purchaser and Parent acknowledges that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. Each of Purchaser and Parent represents and warrants to the Company that Purchaser is, and will be upon the exercise of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Purchaser and Parent represents, warrants and agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

(d) Any dilutive impact on the value of the shares of Company Common Stock resulting from the issuance of the Top-Up Option Shares or the payment by Purchaser to the Company of consideration of the Top-Up Option Shares, including the Promissory Note, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.10 and none of the parties hereto shall take any position to the contrary in any appraisal proceeding.

ARTICLE II.

THE MERGER

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, and immediately following the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of DLA Piper LLP (US) located at 1251 Avenue of the Americas, 27th Floor, New York, New York 10020 and notwithstanding Section 5.3, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” Notwithstanding the preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver in writing of those conditions if permissible under applicable Law), or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date in accordance with the provisions of the last sentence of Section 5.4(b), then the Merger Closing shall occur instead on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions on that date) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days prior notice to the Company and (ii) the Business Day immediately following the final Business Day of the Marketing Period, or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date in accordance with the provisions of last sentence of Section 5.4(b), no earlier than five (5) Business Days following the earlier to occur of (x) the termination of discussions with such Qualified Go-Shop Bidder or (y) the fifteenth (15th) day following the Go-Shop End Date, and such date shall be deemed the Merger Closing Date. Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Parent, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock issued and outstanding and held by the Company or any Company Subsidiary (or held in the Company’s treasury) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock issued and outstanding held by Purchaser or Parent or any Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.5(b) and Section 2.10, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”); and

(iv) each share of the common stock, par value $0.001 per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Company Equity Awards.

(a) Neither Purchaser nor Parent shall assume any Company Options or substitute for any Company Option any option for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. In accordance with and subject to the terms of the applicable Stock Plan and award agreement, as of a date prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, all unvested Company Options (if any) outstanding as of such date shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be deemed to be exercised and canceled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the deemed exercise and cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b) Neither Purchaser nor Parent shall assume any Company SARs or substitute for any Company SAR any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company SARs, each Company SAR that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company SAR shall be deemed to be exercised and canceled, with each former holder of any such canceled Company SAR becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the deemed exercise and cancellation of such Company SAR, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company SAR; and (ii) the number of shares of Company Common Stock represented by such Company SAR; provided, however, that if the exercise price per share represented by any such Company SAR is equal to or greater than the per share Merger Consideration, such Company SAR shall be canceled and terminated without any cash payment being made in respect thereof.

(c) Neither Purchaser nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RSU, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled RSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Canceled RSU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Canceled RSU which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such Canceled RSU if required in order to comply with Section 409A of the Code.

(d) Neither Purchaser nor Parent shall assume any Company RCU in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RCU, each Company RCU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest and immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled RCU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled RCU an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of cash units subject to such Canceled RCU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Canceled RCU which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such Canceled RCU if required in order to comply with Section 409A of the Code.

(e) The Company ESPP was operated in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect through April 30, 2012 (the “Current Offering Period”). The Company has suspended the commencement of any future Offering Period under the Company ESPP (excepting, for the avoidance of doubt, the Current Offering Period) so the Company ESPP is inactive after April 30, 2012 unless and until this Agreement is terminated.

(f) The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required, in each case within ten (10) Business Days of the date hereof, to provide that at the Effective Time, all 2012 Company Equity Awards outstanding and unexercised immediately prior to the Effective Time shall, in accordance with and pursuant to the terms of the Stock Plans under which such 2012 Company Equity Awards were granted, be replaced with a cash incentive program (the “2012 Company Cash Incentive Program”), which 2012 Company Cash Incentive Program shall be assumed by Purchaser and Parent at and as of the Effective Time, as follows; provided, that any such resolutions and the 2012 Company Cash Incentive Program shall be reasonably satisfactory to Purchaser:

(i) each 2012 Company Option shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such 2012 Company Option; and (ii) the number of shares of Company Common Stock underlying such 2012 Company Option (determined in accordance with the terms of such 2012 Company Option) (the “Unvested 2012 Company Option Cash Amount”);

(ii) each 2012 Company RSU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such 2012 Company RSU (determined in accordance with the terms of such 2012 Company RSU) (the “Unvested 2012 Company RSU Cash Amount”);

(iii) each 2012 Company RCU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of cash units subject to such 2012 Company RCU (determined in accordance with the terms of such 2012 Company RCU) (the “Unvested 2012 Company RCU Cash Amount”); and

(iv) each 2012 Company PBRSU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such 2012 Company PBRSU (determined in accordance with the terms of such 2012 Company PBRSU with the performance period ending as of the earlier of the Offer Closing and the Merger Closing) (the “Unvested 2012 Company PBRSU Cash Amount” together with the Unvested 2012 Company Option Cash Amount, the Unvested 2012 Company RSU Cash Amount, and the Unvested 2012 Company RCU Cash Amount, the “Unvested Cash Amount”);

provided, however, that payment of the Unvested Cash Amount to the holder of any 2012 Company Equity Award will only be made to any holder of any such 2012 Company Equity Award to the extent such holder satisfies the service-based vesting conditions related to such 2012 Company Equity Award that were applicable to such 2012 Company Equity Award immediately prior to or at the Effective Time, and the payment of the Unvested Cash Amount shall be made as soon as practicable after satisfaction of such service-based vesting conditions but in no event later than the next regular payroll date that occurs on or after 5 Business Days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time; provided, that notwithstanding anything to the contrary contained in this Agreement, payment of any portion of the Unvested Cash Amount in respect of a 2012 Company Equity Award which is subject to Section 409A of the Code shall be made on the applicable settlement date for such 2012 Company Equity Award if required in order to comply with Section 409A of the Code.

(g) In addition to the actions required by Section 2.6(f), the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary and (ii) ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants, convertible debt or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own, purchase or receive any capital stock of the Surviving Corporation. Without limiting the generality of the forgoing, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take all such actions as are necessary to (i) terminate the Stock Plans, other than the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan, such termination to be effective at or before the Effective Time and (ii) freeze the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan so that following the Effective Time no additional equity or equity-based awards may be issued, awarded or granted thereunder.

2.7 Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock, and all holders of book-entry Shares representing such shares of Company Common Stock, that were outstanding immediately prior to the Effective Time shall, in each case, cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.8 below.

2.8 Surrender of Certificates.

(a) On or prior to the Merger Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates or book-entry shares immediately prior to the Effective Time (other than to holders of Dissenting Shares to the extent such holders do not also hold Shares that are not Dissenting Shares): (i) a letter of transmittal in customary form reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer to the Payment Agent as the Payment Agent may reasonably request) in the case of such book-entry shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate or book-entry share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate or book entry share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.5. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or book-entry share. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. Upon the making of such affidavit and delivering such bond, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Company Stock Certificates or book-entry shares as of the date that is one (1) year after the Merger Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates (other than with respect to any Dissenting Shares) who have not theretofore surrendered their Company Stock Certificates or book-entry shares in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration pursuant to this Section 2.8. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Withholding Rights. Each of the Payment Agent, Purchaser, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price or Merger Consideration, as applicable, payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock), Company Option, Company SAR, Company RSU, Company RCU, 2012 Company PBRSU, or 2012 Company Equity Awards pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or transfer of such book-entry share, as the case may be, in accordance with the terms hereof.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings received by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) after January 1, 2010 and prior to the date of this Agreement or furnished by the Company to the SEC in connection with this Agreement or the Transactions (but without giving effect to any amendment to any such document filed on or after the date hereof), other than any information that is contained under the captions “Risk Factors” or “Forward- Looking Statements” (in each case, each, an “Available Company SEC Document”) it being understood that this clause (i) shall not be applicable to Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.9, or (ii) the Company Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of such other sections) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Parent as follows:

3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. For each Company Subsidiary, the Company has made available to Parent true and correct copies of the articles of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to the Agreement Date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on April 18, 2012 (the “Capitalization Date”): (A) 21,250,446 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 7,683,449 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 1,112,726 shares of Company Common Stock; (E) there were outstanding 2012 Company Options to purchase 142,665 shares of Company Common Stock; (F) 44,500 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (G) 94,912 shares of Company Common Stock were subject to issuance pursuant to outstanding 2012 Company RSUs; (H) 57,324 shares of Company Common Stock were subject to issuance pursuant to outstanding 2012 Company PBRSUs, which amount may be increased to a maximum of 114,648 shares of Company Common Stock based on the satisfaction of performance measures set forth in the 2012 Company PBRSUs; (I) 311,141 Company RCUs were outstanding; (J) 86,465 2012 Company RCUs were outstanding; (K) 14,261 Company SARs were outstanding; (L) 16,207 shares of Company Common Stock are expected to be issued pursuant to the Company ESPP on April 30, 2012; (M) 124,308 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and (N) 1,525,435 shares of Company Common Stock were reserved for future issuance under the Stock Plans (including upon exercise of the Company Options and 2012 Company Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Stock Plans and the 2012 Company Equity Awards and the forms of stock option, stock appreciation right, restricted stock units and restricted cash unit agreements evidencing Company Options, Company SARs, Company RSUs and Company RCUs. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on April 18, 2012, each outstanding Company Option, 2012 Company Option, Company RSU, 2012 Company RSU, Company RCU, 2012 Company RCU, 2012 Company PBRSU and Company SAR and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder, the number of shares of Company Common Stock used as a reference for payment thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, the vesting schedule, the settlement date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the Stock Plan pursuant to which the award was made. The Stock Plans are the only plans or programs the Company or any Company Subsidiaries has maintained under which stock options, restricted shares, restricted share units, restricted cash units, stock appreciation rights, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock other than in connection with the exercise of the Top-Up options. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Options, Company RSUs, 2012 Company RSUs, 2012 Company PBRSUs or 2012 Company Options or rights under the Company ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Company securities or securities of any wholly-owned Company Subsidiary.

(b) Except as set forth in Section 3.2(a), (i) as of April 18, 2012, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) As of the date hereof, there is not outstanding any indebtedness of the Company for borrowed money or other indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures other than such indebtedness set forth in the Company SEC Documents, in Section 3.2(c) of the Company Disclosure Letter, or such indebtedness incurred since January 2, 2012 in the ordinary course of business consistent with past practices.

3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders Meeting (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and assuming due execution and delivery by Parent and Purchaser constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly and unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Purchaser pursuant to the Offer and, to the extent applicable, adopt this Agreement and approve the Merger; (iv) declaring that this Agreement and the Transaction advisable; and (v) authorizing and approving the Top-Up Option (including the consideration to be paid upon exercise thereof) and the issuance of the Top-Up Option Shares thereunder.

(c) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require any third party consent under, and/or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement and such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), (iv) compliance with the rules of Nasdaq, and (v) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have or result in a Company Material Adverse Effect.

3.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. Except for equity interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person.

3.5 SEC Reports and Financial Statements.

(a) Since January 4, 2010, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements or for liabilities incurred since January 2, 2012 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 4, 2010, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act.

(d) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements, and (iv) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of January 2, 2012 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

3.6 Absence of Material Adverse Changes, etc. Since January 2, 2012 the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice. Since January 2, 2012 there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party or against any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any Company Subsidiary in their capacities as such that, have had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Body or arbitrator outstanding or, to the Knowledge of the Company threatened, against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.8 Information Supplied. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 and the Proxy Statement to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, if applicable, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement, if applicable, will, at the date it is disseminated or, as applicable, first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Parent in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

3.9 Broker’s or Finder’s Fees. Except for The Goldman Sachs Group, Inc, or its Affiliate (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

3.10 Employee Plans.

(a) Section 3.10 of the Company Disclosure Letter sets forth all material Company Employee Benefit Plans and Company Employee Agreements (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) each trust agreement, insurance contract and other funding arrangement relating to each such Company Plan, (iv) the most recent annual report, financial statement and/or actuarial report, (v) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (vi) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (vii) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Except as has not had a Company Material Adverse Effect, (i) each Company Plan has been operated and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all contributions, premiums and other payments under or in connection with any Company Plan required to be made under the terms of any Company Plan or pursuant to ERISA or the Code have been timely made by the due date thereof including extensions or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) Except as has not had a Company Material Adverse Effect, no Company Employee Benefit Plan is, and neither the Company, the Company Subsidiary nor any Entity that at the relevant time is or has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code has at any time sponsored or contributed to, or had any current or contingent liability or obligation with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412 or (ii) any “multiemployer plan” (as defined in ERISA Section 3(37)).

(f) Except as has not had a Company Material Adverse Effect, no Company Plan provides to any Person, nor has the Company or any Company Subsidiary undertaken to provide to any Person, post-employment health or life insurance benefits or coverage, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or similar state Law and at the sole expense of such Person.

(g) Except as has not had a Company Material Adverse Effect, with respect to each Company Plan, no Legal Proceedings (other than routine claims for benefits payable in the normal course) is pending or, to the Knowledge of the Company, is threatened.

(h) Except as set forth in Section 2.6, neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) will (i) result in a payment or benefit becoming due, an increase in the amount of or value of any payment or benefit, or acceleration of the time of payment or vesting of any payment or benefit, in each case, to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary, (ii) result in any obligation to fund benefits or otherwise set aside assets to secure any benefits or (iii) result in any payment or benefit being characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

3.11 Opinion of Financial Advisor. The Special Committee of the Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Offer Price was fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates).

3.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes (whether or not shown as due on such Tax Returns) of the Company and each Company Subsidiary have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended January 1, 2012 have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company).

(f) The Company and each Company Subsidiary has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(g) No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(h) Within the last two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i) The Company is not, has not been and will not be during the five-year period ending on the Merger Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining and complying with all material permits required under Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law.

(ii) To the Knowledge of the Company, there are no conditions, facts or circumstances on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b) As used in this Agreement, (i) “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, natural resources, emissions, discharges, releases or exposures to any hazardous waste, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Body relating to or imposing liability or standards of conduct pertaining thereto.

3.14 Compliance with Laws.

(a) To the Knowledge of the Company, neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all such Authorizations. .

(c) Section 3.14(c) of the Company Disclosure Letter sets forth a list of all liquor licenses (including beer and wine licenses) held or used by the Company and the Company Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any Company Subsidiary, along with the name and address of each such restaurant, and the expiration date of each such Liquor License. The foregoing list is correct and complete in all material respects.

(d) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, in connection with the operation of each restaurant owned, operated or franchised by the Company and any Company Subsidiary:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a valid Liquor License and each such liquor license is in full force and effect and is adequate for the current conduct of the operations at that restaurant for which it is issued;

(ii) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension, cancellation or denial of a Liquor License or any Action related thereto;

(iii) there are no material pending disciplinary actions, unresolved citations, unsatisfied penalties or other Action relating to Liquor Licenses.

(e) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Body.

3.15 Intellectual Property. Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed to use, all Intellectual Property Rights used in their respective businesses as currently conducted. Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending, or to the Knowledge of the Company, threatened, (i) claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property Rights of the Company or any Company Subsidiary by the Company or any Company Subsidiary or (ii) claims by the Company or any Company Subsidiary alleging infringement, misappropriation, violation or dilution by a third party of any Intellectual Property Rights of the Company or any Company Subsidiary; (b) no Intellectual Property Right of the Company or any Company Subsidiary will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (c) neither the Company nor any Company Subsidiary has granted any license, sublicenses or any other rights in, to or under the Intellectual Property Rights of the Company or any Company Subsidiary other than (i) non-exclusive licenses, sublicenses or other similar rights to use the Company’s and Company Subsidiaries’ trademarks, trade names and domain names and similar rights for advertising, marketing and signage purposes, including, without limitation, to lessors and sublessors under real property leases and (ii) licenses, sublicenses or other rights granted pursuant to or in connection with any of the Company Material Contracts listed in Section 3.18(a)(ii) or Section 3.18(a)(iii) of the Company Disclosure Letter.

3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings, government investigations or labor grievances pending, or to the Knowledge of the Company, threatened or filed with or by any Governmental Body, relating to or in connection any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, wage and hours of work, failure to provide compensation or benefits, unfair labor practices, improper classification, immigration, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, or other alleged violations of Law (including the classification and compensation for purposes of the Fair Labor Standards Act and cognate state law) except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each of the Company and the Company Subsidiaries is in compliance with all material Laws relating to the employment of labor, including Laws relating to wages, classification, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and any similar Tax, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”) except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect. Within the past three (3) years, there has been no “plant closing” or “mass layoff” of employees (as defined by WARN) with respect to the Company or any Company Subsidiaries.

3.17 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses

(taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid to date.

3.18 Material Contracts.

(a) Except for this Agreement, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person or in any geographic area that is material to the Company and the Company Subsidiaries, taken as a whole, as of the Agreement Date, except for (a) any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less, and (b) any such Contract for leased real property entered into in the ordinary course of business consistent with past practices that contains covenants that prohibit: (i) the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names, (ii) the Company or any Company Subsidiary from using any leased real property to operate a different restaurant concept than the Company or Company Subsidiary restaurant concept currently operated on such leased real property or (iii) the Company or any Company Subsidiary from operating other Company or Company Subsidiary restaurant concepts within a specified geographic area in relation to an existing Company or Company Subsidiary restaurant.

(iii) any Contract with respect to a material joint venture, material partnership agreement or material development and licensing arrangement pursuant to which the Company or any Company Subsidiary has granted exclusive rights to develop or operate, or exclusively licensed others the right to develop or operate, within one or more countries, states, provinces or other significant geographic areas, any of the Company’s or Company Subsidiary’s restaurant concepts;

(iv) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(v) any Contract for the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than in the ordinary course of business consistent with past practices;

(vi) any lease or sublease (other than a lease or sublease of real property) to which the Company or any Company Subsidiary is a party as lessee, providing for annual payments of $1,000,000 or more,

(vii) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $25,000,000,

(viii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities or advances to Company Employees in the ordinary course of business consistent with past practices);

(ix) any Company Employee Agreement pursuant to which the applicable Company Employee receives annual cash compensation of $250,000 or more;

(x) any Contract, other than leases, contemplating payments by the Company or any Subsidiary of more than $5,000,000 in the aggregate in any calendar year;

(xi) any Material Real Property Lease;

(xii) any Contract that contains any provision that requires the purchase by the Company and the Company Subsidiaries of all of the Company’s and the Company Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii) any Contract contemplating payments by the Company or any Subsidiary to a third party of more than $5,000,000 in the aggregate in any calendar year that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective subsidiaries to conduct business on an exclusive basis with any third party; and

(xiv) any amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.19 Properties.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth the address of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted

Liens; (ii) except as set forth in Section 3.19(a) of the Company Disclosure Letter, the Company or the Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the address of each leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the date of this Agreement that is operated as either a “P.F. Chang’s China Bistro” or “Pei Wei Asian Diner” restaurant and for which total rent paid by the Company or any Company Subsidiary during the 2011 calendar year was $300,000 or more (collectively, the “Leased Real Property” and leases or subleases for the Leased Real Property are referred to herein as “Material Real Property Leases”). The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property, Owned Real Property and Leased Real Property (taken as a whole) is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Quality and Safety of Food and Beverage Products. Since December 29, 2008, there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Body or undertaken voluntarily by the Company or a Company Subsidiary and to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Purchaser and Parent in Section 4.12, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND

PURCHASER

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Purchaser and Parent represents and warrants to the Company as follows:

4.1 Valid Existence. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Purchaser is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Purchaser and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Parent has made available to the Company complete and correct copies of the certificate of incorporation, bylaws, certificate of formation and limited liability company agreement or other constituent documents, as amended to date, of Purchaser and Parent.

4.2 Authority; Binding Nature of Agreement. Each of Purchaser and Parent has the requisite limited liability company or corporate, as applicable, power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Purchaser and Parent, the performance by each of Purchaser and Parent of its obligations hereunder and the consummation by each of Purchaser and Parent of the Transactions have been duly authorized by the boards of directors of each of Purchaser and Parent. No other corporate proceedings on the part of Purchaser or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Purchaser or Parent of its obligations hereunder and the consummation by either Purchaser or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a valid and binding obligation of each of Purchaser and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

4.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Purchaser and Parent nor the consummation by Purchaser and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, certificate of formation or limited liability company agreement, or other similar organizational documents of Purchaser or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Purchaser or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to consummate the Transactions.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Purchaser or Parent in connection with Purchaser’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Purchaser or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of the Offer Documents and any other documents required to be filed with the SEC by Purchaser or Parent in pursuant to this Agreement or in connection with the Transactions and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Offer and the Merger and the other transactions contemplated by this Agreement.

4.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Purchaser or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Purchaser or Parent challenging the Merger.

4.5 Activities of Purchaser. Purchaser was formed solely for the purpose of effecting the Merger. Purchaser has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in: (a) the Offer Documents, the Schedule 14D-9 or the Information Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Purchaser and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other Transactions.

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and Parent and their respective Affiliates and Representatives, Purchaser and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Purchaser and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser and Parent are familiar; (b) Purchaser and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud, Purchaser and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.8, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Purchaser and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

4.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. and from Wells Fargo Bank, National Association, WF Investment Holdings, LLC and

Wells Fargo Securities, LLC (together with all exhibits, annexes, schedules and attachments thereto, including the Redacted Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Purchaser for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from certain funds affiliated with Centerbridge Associates II, L.P. (“Sponsor”) pursuant to which Sponsor has caused such funds to commit to invest the amounts set forth therein subject to the terms and conditions therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement and/or the Equity Commitment Letter is terminated, that the Company is a third party beneficiary thereof as set forth therein.

(b) As of the date hereof: (i) each of the Financing Commitments is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, (ii) is a legal, valid and binding obligation of Purchaser and Parent, and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) the other parties thereto, (iii) the Debt Commitment Letter delivered pursuant to Section 4.9(a) are true and complete copies (as amended through the date hereof), except that the Redacted Fee Letters have been redacted with respect to certain fees and similar arrangements which do not affect the conditionality of the Debt Financing; (iv) except for the Financing Commitments in the form delivered pursuant to Section 4.9 (a) there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Commitments, including any that could affect the availability of the Financing, to which Purchaser, Parent, Sponsor or any of their respective Affiliates is a party; and (v) assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), to the Knowledge of the Purchaser or Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Purchaser, Parent or Sponsor (solely with respect to the Equity Financing), and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) any of the other parties thereto, under any term of the Financing Commitment, (y) result in a failure of any condition of the Financing Commitments, or (z) result in any portion of the Financing contemplated thereby to be unavailable. Purchaser and Parent have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date hereof. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the aggregate net proceeds of the Financing will be sufficient for the satisfaction of all of Purchaser’s and Parent’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), neither Purchaser nor Parent has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Purchaser on the date of the Closing.

(c) Except as set forth in Section 4.9(c) of the Parent Disclosure Letter, neither Purchaser nor Parent is a party to any Contract which expressly limits or restricts the ability of any Person to provide debt financing for other potential purchasers of the Company.

4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantor with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantor party thereto in favor of the Company, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

4.11 Solvency. Neither Purchaser nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the Transactions and the Debt Financing, including the Financing, any alternative financing and the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Purchaser and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Purchaser’s and Parent’s obligations to consummate the Offer and/or the Merger (as applicable) and the accuracy of the representations and warranties in Article III, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

4.12 Ownership of Company Common Stock. None of Purchaser or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE V.

COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time, (b) the termination of this Agreement pursuant to Section 7.1 and (c) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, properties, Contracts and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Information obtained by Purchaser or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, that the Company shall have used commercially reasonable efforts to obtain the consent of its Affiliates and to disclose such information in a way that would not violate such applicable Law or waive such privilege.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) of the Company Disclosure Letter, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices; and (y) in material compliance with all applicable Laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except (a) as expressly contemplated, required or permitted by this Agreement, (b) as required by applicable Law, (c) as set forth in Section 5.2(b) of the Company Disclosure Letter, or (d) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of, or set any record date therefor, or enter into any Contract with respect to the voting of, any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance, or grant of or pledge, dispose of or encumber: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security, except that the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or 2012 Company Options or the vesting of Company RSUs or 2012 Company RSUs under the Stock Plans, in each case, outstanding on the Agreement Date;

(iii) except as otherwise contemplated by Section 2.6, amend or otherwise modify any of the terms of any outstanding Company Option, 2012 Company Option, Company RSU, 2012 Company PBRSU, 2012 Company RSU, Company RCU, 2012 Company RCU, Company SAR or other security;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents;

(v) acquire any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (F) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from: (i) using any trade names other than the Company’s or a Company Subsidiary’s trade names, (ii) using any leased real property to operate a different restaurant concept than the Company or

Company Subsidiary restaurant concept currently operated on such leased real property or (iii) operating other Company or Company Subsidiary restaurant concepts within a specified geographic area in relation to an existing Company or Company Subsidiary restaurant;

(vii) enter into or amend any Contract the term of which exceeds one (1) year for the purchase or supply of food, beverages and other similar commodities contemplating payments by the Company or any Company Subsidiary of more than $2,500,000 in the aggregate;

(viii) other than in the ordinary course of business, enter into, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, or release, settle or compromise any material claim or any material Legal Proceeding against the Company or any Company Subsidiary, including with respect to, any Material Contract or Material Real Property Lease other than those that do not involve a payment obligation by the Company and the Company Subsidiaries in excess of $1,000,000 and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole;

(ix) sell or otherwise dispose of, or lease or license, or grant any Lien on (other than a Permitted Lien), any right or other asset or property of the Company or the Company Subsidiaries to any other Person (except in each case for rights, assets or properties: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company);

(x) make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Liens (other than Permitted Liens);

(xi) lend money to any Person (other than advances to Company Employees in the ordinary course of business consistent with past practices), guarantee any Indebtedness (other than in the ordinary course of business consistent with past practices), or incur any indebtedness for borrowed money or other indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures (other than in the ordinary course of business consistent with past practices under the Existing Credit Agreement);

(xii) except as otherwise contemplated by Section 2.6, establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under, any Company Employee Benefit Plan or Company Employee Agreement, grant or pay any bonus, benefit or other direct or indirect compensation to, or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable or that could become payable to, any current or former employees, officers, directors or independent contractors of the Company or any Company Subsidiary (except that the Company may: (A) provide routine salary increases to Company Employees not to exceed 5% of such Company Employees’ salary as of the Agreement Date in the ordinary course of business and in connection with the Company’s customary employee review process;

(B) subject to the salary increase limitations in clause (A) promote or change the title of any Company Employee in the ordinary course of business and in connection with the Company’s customary employee review process; (C) enter into written Company Employee Agreements with newly hired Company Employees; (D) amend the Company Employee Benefit Plans to the extent required by applicable Laws; and (E) make customary bonus and profit-sharing payments in accordance with and as required by Company Plans existing on the date of this Agreement);

(xiii) hire any employee that would be entitled to receive annual cash compensation (including salary and bonus) of $250,000 or more;

(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xv) make, change or revoke any material Tax election, change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or amend any income or other material Tax Return; or

(xvi) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3 Proxy Statement; Company Stockholder Meeting.

(a) Subject to Section 5.4 and Parent’s timely performance of its obligations under Section 5.3(c), the Company shall, as promptly as reasonably practicable (and in any event within ten (10) Business Days) after the date hereof, prepare and file with the SEC a proxy statement in preliminary form (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the Merger and other Transactions (the “Company Stockholders Meeting”). Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand, and the Company agrees to provide Parent and its counsel a reasonable opportunity to comment on and respond thereto, and to give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments or requests of the SEC or its staff. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and to resolve any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law to consummate the Merger, then the Company shall promptly after the Proxy Statement Clearance Date (and in any event within three (3) Business Days of clearance), (x) establish a record date (which record date shall be as soon as reasonably practicable) for and give notice of the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement, and (y) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting (the date the company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Date (but, subject to the following sentence, in no event later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders). Any adjournment or postponement of the Company Stockholders Meeting shall require the prior written consent of Parent other than (i) in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; (ii) if insufficient Shares are present in person or by proxy prior to the start of the Company Stockholders Meeting to constitute a quorum; or (iii) if, as of the scheduled date and time of the Company Stockholders Meeting, the Company shall not have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company Stockholders Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Stockholders Meeting one (1) time (for a period of not more than 30 calendar days but not past 2 Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company Stockholders Meeting. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter Documents. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Purchaser and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Parent shall furnish to the Company all information concerning Purchaser and Parent required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Except with respect to any amendments filed in connection with a Change in Company Board Recommendation, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments of the SEC (or the staff of the SEC).

(d) Unless a Change in Company Board Recommendation shall have been effected, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and the Transactions and shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws and all rules of Nasdaq. At any Company Stockholders Meeting, Parent shall ensure that all Company Common Stock owned beneficially or of record by Purchaser, Parent or any of Parent’s other Affiliates, or any shares of Company Common Stock with respect to which Purchaser or Parent or any of Parent’s other Affiliates holds a valid proxy, will be voted in favor of the adoption of this Agreement and the Transactions.

(e) Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Purchaser and Parent and Purchaser’s other Affiliates shall own at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Purchaser of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective immediately following the Offer Closing without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

5.4 No Solicitation by the Company; Other Offers.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of this Agreement (the “Go-Shop Period End Date”) the Company and the Company Subsidiaries and the Company Representatives shall have the right (acting under the direction of the Company Board or a committee thereof) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Any material non-public information concerning the Company or any Company Subsidiary provided or made available to any third party given such access shall, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such third party. In addition, the Company shall not provide any commercially sensitive nonpublic information to any competitor of the Company and the Company Subsidiaries in connection with the actions contemplated by this Section 5.4, except in a manner that the Company determines is reasonably designed to protect the Company if no Company Acquisition Agreement is agreed to with such Person.

(b) From and after the Go-Shop Period End Date, until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company and the Company Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly through another Person, except as otherwise provided below in this Section 5.4: (i) solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal; (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (iv) resolve, propose or agree to do any of the foregoing. From and after the Go-Shop Period End Date, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal and request any such Person promptly return or destroy all confidential information concerning the Company and any Company Subsidiary. Notwithstanding the commencement of the obligations of the Company under this Section 5.4(b), between the Go-Shop Period End Date and the date that is 15 days following the Go-Shop Period End Date, the Company may continue to engage with, and provide information as contemplated by this Agreement to, a Qualified Go-Shop Bidder which made a Qualified Acquisition Proposal on or before the Go-Shop Period End Date (and not subsequently withdrawn), including with respect to any amended or revised Qualified Acquisition Proposal submitted by such Qualified Go-Shop Bidder.

(c) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the earlier of the Acceptance Time and the receipt of the Required Company Stockholder Vote, in response to an unsolicited written Acquisition Proposal (for the purpose of clarity, an Acquisition Proposal from a Person that discussed or negotiated an Acquisition Proposal under Section 5.4(a) shall not constitute an unsolicited Acquisition Proposal) that the Company Board determines in good faith (after consultation with its financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be a violation of the Company Board’s fiduciary duties under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into an Acceptable Confidentiality Agreement and such Acquisition Proposal was not solicited in violation of this Section 5.4; and provided further, that any material non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such Person making such Acquisition Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(d) The Company shall promptly advise Parent in writing, in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(e) The Company Board shall not: (A) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Schedule 14D-9, when mailed); (B) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal; or (C) with respect to any Acquisition Proposal which is publicly known, fail to recommend against such Acquisition Proposal within ten (10) Business Days after Parent so requests in writing (each such foregoing action or failure to act in clauses (A) through (C) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, (x) no action permitted to be taken by the Company or its Representatives in accordance with the last sentence of Section 5.4(b) shall be deemed a “Change in Company Board Recommendation”, (y) the determination (but not the adoption, approval, recommendation or endorsement) by the Company Board that an Acquisition Proposal submitted by a Qualified Go-Shop Bidder on or before the Go-Shop Period End Date is a Qualified Acquisition Proposal shall not be deemed a “Change in Company Board Recommendation”, and (z) the Company Board may, at any time prior to the earlier of the Acceptance Time and the Required Company Stockholder Vote, take any of the actions set forth in Sections 5.4(e)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 5.4(f) of this Agreement:

(i) if there is an Intervening Event, effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable Law;

(ii) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable Law and the Company Board concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

(iii) terminate this Agreement pursuant to Section 7.1(i) (and, if applicable, enter into a Company Acquisition Agreement), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be a violation of its fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary set forth in Section 5.4(e), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.4(e)(i) or Section 5.4(e)(ii); or (ii) terminate this Agreement (and, if applicable, enter into any Company Acquisition Agreement) pursuant to Section 5.4(e)(iii), unless in all such instances: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (i) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (ii) terminate this Agreement pursuant to Section 7.1(i) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the Intervening Event giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into, a copy of any financing commitments (including Redacted Fee Letters redacted to comply with confidentiality provisions) related thereto and the identity of the Person or Persons who made the Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within three (3) Business Days after the receipt of such notice, a binding proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and, in the case of a Superior Proposal, and the Company’s financial advisor), cause the Intervening Event to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be (it being understood that, in the case of a Superior Proposal by a Qualified Go-Shop Bidder, if Parent makes, within three (3) Business Days after the receipt of such notice, a binding and fully committed proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and the Company’s financial advisor), cause the offer by such Qualified Go-Shop Bidder previously constituting a Superior Proposal to no longer constitute a Superior Proposal, and such Qualified Go-Shop Bidder does not make a new Qualified Acquisition Proposal within five (5) Business Days after the public announcement of such binding and fully committed proposal by Parent, the Company may no longer, at any time, enter into an Acquisition Transaction with such Qualified Go-Shop Bidder). Any material changes with respect to such Intervening Event mentioned above, or material changes to the terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(i) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period.

(g) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be a violation of its fiduciary duties under applicable Law; provided, however, that this Section 5.4(g) shall not affect the obligations of the Company and the Company Board and the rights of Purchaser and Parent under Section 5.4(e) and Section 5.4(f) of this Agreement, to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the Company or the Company Board taking any action set forth in Section 5.4(e) and Section 5.4(f) of this Agreement) to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed to be a Change in Company Board Recommendation).

5.5 Reasonable Best Efforts.

(a) Each party hereto shall use its reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable and as promptly as practicable (and in any event within five (5) Business Days) after the Agreement Date: (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger; and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other Law relating to the Offer and the Merger. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice or any other Governmental Body; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Laws. In connection with the foregoing, each party hereto shall use its reasonable best efforts to: (w) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body with respect to the Merger, subject to advice of such party’s antitrust counsel; (x) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend and/or participate; (y) if one party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto; and (z) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust Laws. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint; and (2) to eliminate every impediment under any antitrust Law that may be asserted by any Governmental Body so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Offer and the Merger; provided, however, that all obligations of the Company, Purchaser and Parent relating to the Financing shall be governed exclusively by Section 5.13, and not this Section 5.5.

5.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.4, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.7 Director and Officer Liability.

(a) From and after the Offer Closing Date, Purchaser and Parent shall and shall cause the Company, Surviving Corporation or any of their respective applicable Subsidiaries, to the extent permitted by applicable Law, to: (i) for six (6) years after the earlier to occur of: (i) the Offer Closing and (ii) the Merger Closing, indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, other charter and organizational documents of the Company’s Subsidiaries and the indemnification agreements in existence on the date hereof and as set forth in Section 5.7 of the Company Disclosure Letter with any directors and officers of the Company and any of the Company Subsidiaries subject to the Surviving Corporation’s receipt of an undertaking by such director or officer to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under applicable Law; and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six (6) years after the Offer Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (A) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(b) The Company shall, at or prior to the earlier to occur of: (i) the Offer Closing and (ii) the Merger Closing, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Offer and the Merger and Purchaser and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Offer Closing Date.

(c) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable.

5.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warrant of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 1(d)(iii) of Annex A or Section 7.1(f) or Section 7.1(h) of this Agreement, as applicable;

(b) to the extent the Company has Knowledge of such notice or communication or the Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger;

(c) of any communication from any Governmental Body related to the Offer or the Merger;

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement; and any change that would have a Company Material Adverse Effect.

5.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Offer or the Merger and shall keep Parent fully informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 5.9 shall not give Parent the right to direct such defense; provided, that the Company shall consult with Parent regarding the defense, settlement or prosecution of any shareholder litigation; and, provided, further, that (x) neither the Company nor any of its Representatives or any Company Subsidiary shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any shareholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld or delayed) and (y) after the earlier of the Acceptance Time and the Required Company Stockholder Vote, the Company shall, if requested by Parent, use its reasonable best efforts to settle any unresolved shareholder litigation in accordance with Parent’s direction so long as such settlement is conditioned on the consummation of the Merger, does not require the payment of any amount prior to the consummation of the Merger and does not require modification of the terms of this Agreement.

5.10 Rule 16b-3. Purchaser, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employee Matters.

(a) For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation (for purposes of clarity, including restricted cash units), retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of the Parent or Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time; for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code; or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.11(d) result in any duplication of benefits for the same period of service.

(e) Nothing in this Section 5.11, express or implied, shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation), to maintain any specific compensation or benefit plan, program arrangement, policy or Contract, (iii) be construed to require Parent, the Company or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time, (iv) constitute an amendment to any Company Plan or any employee benefit or compensation plan of Parent or any of its Affiliates, (v) give any third party, including any employee of the Company or any Company Subsidiary, any third-party beneficiary right or right to enforce the provisions of this Section 5.11, or (vi) create any obligations of the parties to this Agreement with respect to any employee benefit or compensation plan of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation). The parties hereto acknowledge and agree that the terms set forth in this Section 5.11 shall not create any right in any Covered Employee or other Person to any continued employment with the Surviving Corporation.

5.12 Confidentiality. The parties hereto acknowledge that Centerbridge Associates II, L.P. and the Company have previously executed a confidentiality agreement, dated as of March 2, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein and except as set forth in Section 5.12 of the Parent Disclosure Letter. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Effective Time.

5.13 Financing.

(a) Each of Purchaser and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto which are subject to no additional conditionality (other than conditionality that would be permitted pursuant to Section 5.13(b)) than, and are otherwise on substantially the terms and conditions contained in the Financing Commitments, (ii) satisfy, or use reasonable best efforts to cause their Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Parent or Purchaser or their respective Representatives in such definitive agreements and (iii) upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the Offer or the Merger, as applicable, consummate the Debt Financing and the Equity Financing, at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger) and, upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the Offer or the Merger, as applicable, cause the lenders who are party to the Debt Financing Commitments and any other person providing Financing to fund the Financing at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger).

(b) Purchaser and Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), to the extent such amendments, modifications or waivers would reduce the aggregate amount of aggregate cash proceeds available from the Financing to fund the amounts required to be paid by Purchaser or Parent under this Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date hereof) to an amount committed below the amount that is required to consummate the transactions contemplated hereby. Purchaser and Parent shall not agree without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) to impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent to funding of the Financing Commitments other than immaterial customary conditions which are likely to be satisfied and which do not (i) prevent or delay the funding of the Financing or (ii) make the timely funding of the Financing or satisfaction of the conditions precedent to obtaining the Financing (taking into account the expected timing of the Marketing Period) less likely to occur. Neither Purchaser nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Financing Commitments or Financing Agreements, except for (1) assignments and replacements of an individual lender in accordance with the terms of the syndication provisions of the Debt Commitment Letter with respect to the Debt Financing, or in accordance with the terms of the Equity Commitment Letter or Section 5.13(c) with respect to the Equity Financing or (2) in connection with any amendment, modification, waiver or replacement thereof otherwise permitted hereby. For purposes of clarification, the foregoing shall not prohibit Purchaser and Parent from amending the Debt Commitment Letter to add or replace lender(s), lead arrangers, bookrunners, syndication agents or similar entities and their respective Affiliates as parties thereto or in any other manner consistent with this Agreement as a party thereto.

(c) Except as set forth in Section 5.13(c) of the Parent Disclosure Letter, in no event shall Purchaser or Parent (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis in connection with the Merger or the Offer or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or the Company Subsidiaries or in connection with the Offer or the Merger.

(d) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter or Financing Agreements (other than as a result of the Company’s breach of any representation, warranty, covenant or agreement set forth in this Agreement), (i) Parent shall promptly so notify the Company and (ii) Purchaser and Parent shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the Transactions (or replace any unavailable portion of the Financing) on terms and conditions that are not materially less favorable, in the aggregate, to Purchaser and Parent than those in the Financing Commitments that such alternative debt financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event; provided, that neither Purchaser nor Parent shall be required to execute any new debt commitment letter or arrange for such alternative debt financing on terms and conditions that are materially less favorable, in the aggregate, to Purchaser and Parent than those included in the Financing Commitments that they would replace. The definitive agreements entered into pursuant to the first sentence of this Section 5.13(d) or Section 5.13(a)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any new Financing Commitment is obtained in accordance herewith, (i) any reference in this Agreement to the “Financing,” the “Equity Financing” or the “Debt Financing” shall mean the financing contemplated by the Financing Commitment(s) as permitted to be modified pursuant to this Section 5.13, and (ii) any reference in this Agreement to the “Financing Agreements” or the “Financing Commitments” shall be deemed to include the Financing Commitment(s) that are not superseded by a new Financing Commitment at the time in question and the new Financing Commitment(s) to the extent then in effect.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Purchaser or Parent be deemed or construed to require, either Purchaser or Parent to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

(f) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative debt financing agreement entered into in accordance with this Section 5.13 (subject to any applicable confidentiality requirements) promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach (in writing) of which either Purchaser or Parent is or becomes aware by any party of any of the Financing Commitments, any alternative debt financing commitment or the Financing Agreements, or any alternative debt financing agreement entered into in accordance with this Section 5.13 of which Purchaser or Parent is or becomes aware or any termination or threatened (in writing) termination thereof, and (iii) otherwise keep the Company reasonably informed in a timely manner of the status of its efforts to arrange the Financing (or any alternative debt financing under this Section 5.13).

5.14 Financing Cooperation and Indemnification.

(a) Subject to Section 5.14(c), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied and such customary cooperation as is otherwise reasonably necessary and reasonably requested by Parent solely in connection with obtaining the Debt Financing (including for the purposes of this Section 5.14, any financing to be issued or incurred in lieu of any bridge facilities contemplated by the Debt Financing, or pursuant to any flex applicable to the Debt Financing and any alternative debt financing obtained in connection with Section 5.13(d)), which cooperation shall include, without limitation:

(i) causing its management team, with appropriate seniority and expertise, including its senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) (A) assisting with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the marketing and syndication thereof, provided, that any such bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation that the “public-side” versions of marketing materials, if any, do not include material, non-public information regarding the Company or the Company Subsidiaries, or their respective securities;

(iii) furnishing Parent and its Financing Sources as promptly as practicable with (A) all financial information regarding the Company or any of the Company Subsidiaries, as may be reasonably required to consummate the Financing contemplated by the Debt Commitment Letter and satisfy all conditions to funding thereunder, such financial information to include financial statements prepared in accordance with GAAP, including, without limitation, (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company and its Subsidiaries, for the three (3) fiscal years most recently ended at least 90 days prior to the Effective Time and unaudited consolidated balance sheets and related statements of income, cash flows and related notes thereto of the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Effective Time; provided, that the filing by the Company of the required financial statements specified in clause (x) in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement and (y) customary pro forma financial statements and information, projections, audit reports, a draft of a customary comfort letter with respect to such financial information by independent auditors of the Company and the Company Subsidiaries which such auditors are prepared, to issue upon satisfactory completion of customary procedures (and all information necessary to assist such auditors in delivering such comfort) and other information and data regarding the Company or any of the Company Subsidiaries of the type and form required by Regulation S–X and Regulation S–K under the Securities Act for offerings of debt securities on a registration statement on Form S–1 under the Securities Act and of the type and form customarily included in customary offering documents used to syndicate credit facilities of the type to be included in the Debt Financing or in customary offering documents used in private placements of debt securities under Rule 144A promulgated under the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, all of which shall be Compliant, and (B) all other pertinent and customary information (other than financial information, which is covered by clause (A) above) regarding the Company and the Company Subsidiaries necessary to satisfy the conditions set forth in the Debt Commitment Letter (the information described in clauses (A) and (B) above, the “Required Information”); and, in the case of the annual financial statements, the auditors’ reports thereon and with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in Statements on Auditing Standards (AU 722).

(iv) assisting Parent and Purchaser in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections;

(vi) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all Indebtedness listed in Section 5.14(a)(vi) of the Company Disclosure Letter and Liens thereunder (the “Debt Payoff”);

(vii) furnishing Parent and its Financing Sources promptly, and in any event at least ten (10) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(viii) obtaining a customary solvency certificate of the chief financial officer of the Company to the extent required by the Financing Sources and in the form set forth in the Debt Commitment Letter;

(ix) assisting in the preparation of, and executing and delivering on the Closing Date, one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation and related deliverables (including any schedules or exhibits thereto) relating to the Debt Financing on substantially the terms contemplated by the Debt Commitment Letter and delivering customary in-house legal opinions (regarding litigation matters) back-up for legal opinions of counsel to Parent or the Purchaser to be delivered to the lenders providing Debt Financing at the Closing;

(x) using reasonable best efforts to permit unrestricted cash and cash equivalents, if any, of the Company and any Company Subsidiary that can, without violating Laws or incurring Taxes, reasonably be made available to pay a portion of the Offer Price, the Merger Consideration, any other payments contemplated by this Agreement or the transactions contemplated hereby (and, for the avoidance of doubt, neither the Company nor any Company Subsidiary has, nor shall be deemed to have, any obligation to have any unrestricted cash or cash equivalents available on or prior to the Offer Closing or the Merger Closing or at any other time; provided that the Company shall continue to be obligated to comply with the provisions of Section 5.2); and

(xi) taking all corporate actions, subject to and only effective upon the occurrence of the earlier of the Offering Closing and the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the earlier of the Offer Closing and the Effective Time.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14): (1) nothing in this Agreement (including this Section 5.14) shall require any such cooperation to the extent that it would (a) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to pay any commitment or other fees or reimburse any expenses that are not contingent upon the earlier of the Acceptance Time and the Effective Time or incur any liability or give any indemnities that are not contingent upon the earlier of the Acceptance Time and the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries, (c) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate (x) the Company’s Charter Documents or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, in each case that are not contingent upon the earlier of the Acceptance Time and the

Effective Time or (y) any applicable Laws, (d) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the earlier of the Acceptance Time and the Effective Time, or (e) result in the Company, any Company Subsidiary or any officer or director of the Company or any Company Subsidiary incurring any liability with respect to any matters relating to the Financing prior to the earlier of the Acceptance Time and the Effective Time (other than with respect to authorization letters referred to above); (2) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of the Company Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the earlier of the Acceptance Time and the Effective Time; and (3) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect of the Debt Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Offer Closing or Merger Closing does not occur, except in the case of clause (3), to the extent such liability, losses, damages or penalties arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives.

(b) In the event that this Agreement is terminated pursuant to Section 7.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 5.14 (except to the extent such costs or expenses arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives).

(c) Purchaser and Parent shall, in the event the Offer Closing or Merger Closing does not occur, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries and their respective Representatives.

(d) The Company hereby consents to the use of its and the Company Subsidiaries’ trademarks, service marks or logos in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(e) The Company shall and shall cause the Company Subsidiaries to supplement the Required Information on a current basis to the extent that any such information,

to the Knowledge of the Company, contains any material misstatement of fact or omits to state a material fact necessary to make the statements made in such Required Information, in light of the circumstances in which they were made, not materially misleading.

5.15 Restructuring. At the written request of Parent, the Company shall consider in good faith a restructuring of the Company Subsidiaries to be effective on or prior to (but subject to the consummation of) the earlier of the Offer Closing Date or the Merger Closing Date (provided that such restructuring does not adversely affect the Company in any material respect). All expenses and liabilities incurred by the Company or any Company Subsidiary in connection with any restructuring contemplated by this Section 5.15 shall be borne and paid by Parent and Purchaser. For further clarity, each of the parties hereto hereby agrees that for all purposes in this Agreement any restructuring contemplated by this Section 5.15 shall not be considered “Transactions” or “transactions” contemplated by this Agreement.

ARTICLE VI.

CONDITIONS TO MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.3(b) of this Agreement, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) Regulatory Approval. The waiting period applicable to the consummation of the Merger and the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(c) No Restraints. No Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(d) Offer. Unless the Offer shall have terminated in accordance with this Agreement, Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not properly withdrawn pursuant to the Offer.

6.2 Conditions to Obligations of Purchaser and Parent to Effect the Merger. Solely if the Offer shall have terminated in accordance with the terms of this Agreement or the Offer Closing shall not have occurred, the obligations of Purchaser and Parent to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.2 (other than for immaterial deviations thereof), Section 3.3(a), Section 3.3(b), Section 3.9, Section 3.11 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 3.6 shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate dated as of the Merger Closing Date signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate dated as of the Merger Closing Date signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

6.3 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer shall have terminated in accordance with the terms of this Agreement or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Parent set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Purchaser’s or Parent’s ability to consummate the Transactions. The Company shall have received a certificate dated as of the Merger Closing Date signed on behalf of Purchaser and Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Purchaser and Parent. Each of Purchaser and Parent shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate dated as of the Merger Closing Date signed on behalf of Parent by an executive officer thereof to such effect.

6.4 Frustration of Closing Conditions. Neither Purchaser nor Parent may rely on the failure of any condition set forth in Sections 6.1 or 6.2 to be satisfied if such failure was caused by the failure of Purchaser or Parent to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 6.1 or 6.3 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall have not been consummated on or prior to the close of banking business, New York City time, on October 31, 2012 (the “Outside Date”) unless the Acceptance Time shall have occurred prior to the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement;

(c) by either Parent or the Company, upon written notice to the other party, if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger;

(d) by either Parent or the Company, upon written notice to the other party, if a Company Stockholder Meeting is duly convened and the Required Company Stockholder Vote (if required by applicable Law) shall not have been obtained at such Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) by Parent, upon written notice to the Company, if a Triggering Event shall have occurred; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if (x) the Acceptance Time shall have occurred or (y) the Required Company Stockholder Vote shall have been obtained;

(f) by Parent, upon written notice to the Company, if there shall have been a breach of (i) any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in Article III of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) or (ii), (A) if the Offer has not been terminated in accordance with this Agreement, result in the Offer Conditions set forth in Section 1(d)(ii) or Section 1(d)(iii) of Annex A not being satisfied or (B) if the Offer has been terminated in accordance with this Agreement, result in the failure of the Merger Closing conditions set forth in Section 6.2(a) or Section 6.2(b), and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days after the Company’s receipt of written notice thereof from Parent or one (1) Business Day prior to the Outside Date, if earlier; provided, however, that the Company shall use reasonable efforts to cure such breach as promptly as practicable and provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if (x) Purchaser or Parent is then in willful and material breach of any of covenants or agreements hereunder or any of its representations and warranties in Section 4.9, (y) the Acceptance Time shall have occurred or (z) the Required Company Stockholder Vote shall have been obtained;

(g) by the Company, upon written notice to Parent, if (i) Purchaser shall have failed to commence the Offer in violation of Section 1.1 hereof, (ii) Purchaser terminates or makes any material change to the Offer in violation of the terms of this Agreement, or (iii) (A) all the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, (B) the Marketing Period has ended and (C) Parent shall have failed to consummate the Offer promptly thereafter and in any event within three (3) Business Days of the later of clause (A) and (B); provided, however that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if (x) the Company is then in willful and material breach of any of its covenants or agreements hereunder, (y) the Acceptance Time shall have occurred or (z) the Required Company Stockholder Vote shall have been obtained;

(h) by the Company, upon written notice to Parent, if there shall have been a breach of (i) any covenant or agreement on the part of Purchaser or Parent set forth in this Agreement; or (ii) any representation or warranty of Purchaser and Parent set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case, (A) if the Offer has not been terminated in accordance with this Agreement, have a material adverse effect on Purchaser or Parent or on the ability of Purchaser or Parent to consummate the Offer or (B) if the Offer has been terminated in accordance with this Agreement, result in the failure of the Merger Closing conditions set forth in Section 6.3(a) or Section 6.3(b), and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days after its receipt of written notice thereof from the Company or one (1) Business Day prior to the Outside Date, if earlier; provided, however, that Purchaser and Parent shall use reasonable efforts to cure such breach as promptly as practicable and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Acceptance Time shall have occurred;

(i) by the Company, upon written notice to Parent, if, at any time prior to the Acceptance Time, the Company Board authorizes the Company in compliance with the terms of this Agreement (including Section 5.4) to enter into a definitive Company Acquisition Agreement providing for (and in order to accept) a Superior Proposal and to, concurrently with such termination, enter into such Company Acquisition Agreement; provided, that, as a condition to such termination of the Agreement pursuant to this Section 7.1(i), the Company shall have paid the Company Termination Fee and entered into such Company Acquisition Agreement; or

(j) by the Company, upon written notice to Parent, if (i) all the conditions set forth in Section 6.1 (other than Section 6.1(d), to the extent the Offer has been terminated in accordance with this Agreement) and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.3, (iii) the Company has irrevocably confirmed to Parent in writing after the end of the Marketing Period that all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing) or that it is willing to waive any unsatisfied conditions in Section 6.3 and that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least three (3) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(j) and the basis for such termination.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that this Section 7.2, Section 7.3 and Article VIII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect.

7.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(i), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 7.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(e) and concurrently with any termination pursuant to Section 7.1(i).

(b) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)), (B) by Parent or the Company pursuant to Section 7.1(d), or (C) by Parent pursuant to Section 7.1(f) due to (x) a willful breach by the Company of any of its representations and warranties set forth in this Agreement or (y) a breach by the Company of any of its covenants or agreements set forth in this Agreement (unless the Company Termination Fee provided in Section 7.3(a) has already been paid pursuant to the terms thereof), and (iii) within 12 months after such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction, then concurrently with consummating such transaction the Company shall pay to Parent the Company Termination Fee (less the amount of expenses paid pursuant to Section 7.3(d), if any) by wire transfer of same-day funds on the date such transaction is consummated; provided that solely for purposes of this Section 7.3(b), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 7.3(c) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j) (it being understood that (x) in no event shall the Parent Termination Fee be payable on more than one occasion and (y) that the Parent Termination Fee shall be payable if this Agreement is terminated pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j) even if the Financing Proceeds Condition has not been satisfied).

(d) In the event that this Agreement has been terminated by either Parent or the Company pursuant to Section 7.1(d), then the Company shall, following receipt of an invoice detailing Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Purchaser and their Affiliates on or prior to the termination of this Agreement in connection with the Transactions as shown on invoices therefor, promptly (and in any event within five (5) Business Days) following such receipt pay such fees and expenses; provided, however, in no event shall the Company or any Company Subsidiary have any obligation to pay more than $6,000,000 in the aggregate of such fees and expenses. Payment of such fees and expenses by the Company, if any, shall be made by wire transfer of same day funds to an account designated by Parent.

(e) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(f) The parties hereto agree that:

(i) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Company Termination Fee pursuant to Section 7.3(a) and Section 7.3(b), and reimbursement of expenses pursuant to Section 7.3(d), if any, shall, except in the case of Fraud, constitute the sole and exclusive remedy under this Agreement of Parent and Purchaser and each of their Affiliates and Representatives, and the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, their respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Parent shall not be entitled to specific performance under Section 8.7 if the Company has paid in full, and Parent or Purchaser have accepted, the Company Termination Fee.

(ii) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, the Company acknowledges and agrees on behalf of itself, its Affiliates and the Company’s stockholders, that the Company’s receipt of the Parent Termination Fee in accordance with Section 7.3(c), shall, except in the case of Fraud, constitute the sole and exclusive remedy of the Company and its Affiliates and each of their Representatives and the Company’s stockholders against Parent, Purchaser, Guarantor, Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, the Equity Commitment Letter, the Guaranty, the Offer, the Top-Up Option, the Merger or the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, the Equity Commitment Letter, the Guaranty, the Offer, the Top-Up Option, the Merger or the Transactions, and the payment of the Parent Termination Fee shall be deemed liquidated damages for and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. The Company shall not be entitled to specific performance under Section 8.7 if Parent has paid in full, and the Company has accepted, the Parent Termination Fee and in no event shall the Company or its Affiliates be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee; provided, however, and, for further clarity, in any circumstance where performance by the Parent or Purchaser of its obligations under this Agreement would relieve Parent of its obligation to pay the Parent Termination Fee the Company may, in its sole discretion: (i) seek specific performance pursuant to Section 8.7(b), (ii) withdraw any claim for specific performance and require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c), or (iii) if the Company is unable for any reason to obtain specific performance, require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c).

(iii) Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any Related Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, Sponsor (as defined in the Equity Commitment Letter), Parent and Purchaser) have any liability for monetary damages to the Company or the Company Subsidiaries (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Purchaser as provided herein, or (B) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or any Company Subsidiaries have any liability to Sponsor, Parent or Purchaser or any Related Party for monetary damages (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Related Party with respect to, this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or

Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Purchaser to the extent expressly provided for in this Agreement or Sponsor to the extent expressly provided for in the Guarantee or the Equity Commitment Letter.

(iv) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents shall have any rights or claims against any Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in contract, in tort or otherwise; and (ii) no Financing Source or any of its respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates have any liability or obligation to the Company or any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Company to seek specific performance of Parent’s or Purchaser’s obligations hereunder in connection with the Debt Financing pursuant to and in accordance with Section 8.7.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 7.3, and, in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Company Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company’s stockholders without receipt of such approval.

8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.3 No Additional Representations; No Survival. To the fullest extent permitted by applicable Law, none of the Company, Purchaser, Parent, their respective Affiliates or their respective Subsidiaries, stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article III of this Agreement and in respect of the specific representations and warranties of Purchaser and Parent set forth in Article IV of this Agreement, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Date. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Expiration Date.

8.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (i) the rights of the holders of 2012 Company Options, 2012 Company RSUs and 2012 Company RCUs described in Section 2.6(e), in each case, on the terms and subject to the conditions hereof; (ii) the directors and officers of the Company covered by Section 5.7; and (iii) Section 7.3(f)(ii) and (iv) and Section 8.5, which are intended for the benefit of, and shall be enforceable by, Financing Sources.

8.5 Applicable Law; Jurisdiction.

(a) This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(b) Notwithstanding Section 8.5(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether at law, in contract, in tort or otherwise) against any Financing Source (and/or any of its Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Specific Enforcement.

(a) The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed by Purchaser or Parent or the Company, as applicable, in accordance with the terms hereof or are otherwise breached, and that each party, shall be entitled to specific performance and the issuance of injunctive and other equitable relief in any such event and prior to the valid exercise of any termination right by the parties in accordance with

Section 7.1; provided; however, that the right of the Company to seek specific performance to cause Purchaser and Parent to consummate the Offer Closing or the Merger Closing shall be solely limited to the provisions of Section 8.7(b) with respect to causing the Equity Financing to be funded. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Purchaser to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 6.1 (other than Section 6.1(d), to the extent the Offer shall have terminated in accordance with the terms of this Agreement) and Section 6.2 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing);

(ii) the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 5.13(d) for all the Debt Financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable; and

(iii) the Marketing Period has ended and the Company has irrevocably confirmed to Parent in writing that (A) all conditions in Section 6.1 and Section 6.3 have been satisfied or that it is willing to waive any such open conditions, (B) if specific performance is granted and (C) if the Equity Financing and the Debt Financing were funded, the Merger Closing would occur.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates or, following the earlier of the Acceptance Time or the Merger Closing, to any parties providing Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Financing without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser or Parent:

c/o Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Jason Mozingo

Facsimile No: (212) 672-5001

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:    Douglas Warner

   Michael Lubowitz

Facsimile No: (212) 310-8007

if to the Company:

P.F. Chang’s China Bistro, Inc.

7676 E. Pinnacle Peak Road

Scottsdale, AZ 85255

Attention: Richard L. Federico

Facsimile No: (480) 888-3001

with a copy to (which copy shall not constitute notice):

DLA Piper LLP

4365 Executive Drive, 11th Floor

San Diego, CA 92121

Attention: Jay Rains

Facsimile No: (858) 638-5076

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.12 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WOK PARENT LLC

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	President

WOK ACQUISITION CORP.

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	President

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Richard L. Federico
Richard L. Federico, Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled Expiration Date in connection with the Offer if, immediately prior to the then-scheduled Expiration Date:

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated;

(b) there shall have not been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares which, together with (without duplication of Shares) any Shares then owned, directly or indirectly, by Purchaser, Parent and any other Subsidiaries of Parent, collectively represents as of the Expiration Date the sum of at least 83% of the Shares then outstanding (the “Minimum Condition”);

(c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any alternative debt financing) and/or the lenders party to the Debt Commitment Letter (or a new commitment letter for any alternative debt financing) shall have confirmed to Parent or Purchaser that the Debt Financing (or any alternative debt financing) will be available at the Offer Closing in an amount sufficient to consummate the Offer Closing and the Merger Closing on the terms and conditions set forth in the Debt Commitment Letter (or a new commitment letter for any alternative debt financing) (“Financing Proceeds Condition”); and

(d) any of the following conditions shall have occurred and be continuing as of the then scheduled Expiration Date:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) The representations and warranties of the Company (a) set forth in Section 3.2 (other than for immaterial deviations thereof), Section 3.3(a), Section 3.3(b), Section 3.9, Section 3.11 and Section 3.21 shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (b) set forth in Section 3.6 shall not be true and correct as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer without disregarding the “Company Material Adverse Effect” qualification set forth therein and (c) set forth in this Agreement, other than those described in clauses (a) and (b) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except, in the case of this clause (c), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the Agreement and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Date;

(iv) since the Agreement Date, a Company Material Adverse Effect shall have occurred;

(v) there is a pending Legal Proceeding by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Transactions;

(vi) in the event that the issuance of the Top-Up Option Shares is necessary to ensure that Parent or Purchaser reaches the Short-Form Threshold immediately after the Acceptance Time, the Top-Up Option Shares available to be issued to Purchaser, together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn, are insufficient for Purchaser to reach the Short-Form Threshold; or

(v) the Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Condition and the condition set forth in Section 1(b) above have been satisfied, Purchaser and Parent shall have the right to include or exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Purchaser or Parent, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser or Parent (other than the Minimum Condition, which may be waived by Purchaser and Parent only with the prior written consent of the Company). The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
2012 Company Cash Incentive Program	Section 2.6(e)
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Agreement Date	Preamble
Authorizations	Section 3.14(b)
Available Company SEC Documents	Article III Preamble
Canceled RCU	Section 2.6(c)
Canceled RSU	Section 2.6(b)
Capitalization Date	Section 3.2(a)
CERCLA	Section 3.13(b)
Certificate of Merger	Section 2.3
Change in Company Board Recommendation	Section 5.4(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III Preamble
Company Financial Advisor	Section 3.9
Company Financial Statements	Section 3.5(b)
Company Material Contract	Section 3.18(a)
Company Plans	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Certificate	Section 2.7
Company Stockholders Meeting	Section 5.3(a)
Company Subsidiaries	Section 3.1
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Continuing Directors	Section 1.3(c)
Covered Employees	Section 5.11(a)
Current Offering Period	Section 2.6(d)
Debt Commitment Letter	Section 4.9(a)
Debt Financing	Section 4.9(a)
Debt Payoff	Section 5.14(a)(vi)
DGCL	Recitals
Dissenting Shares	Section 2.10(a)
Effective Time	Section 2.3
Environmental Laws	Section 3.13(b)

Equity Commitment Letter	Section 4.9(a)
Equity Financing	Section 4.9(a)
Expiration Date	Section 1.1(d)
Financing	Section 4.9(a)
Financing Agreements	Section 5.13(d)
Financing Commitments	Section 4.9(a)
Financing Proceeds Condition	Section Annex A
Go-Shop Period End Date	Section 5.4(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 3.13(b)
Information Statement	Section 3.3(d)
Initial Expiration Date	Section 1.1(d)
Interim Period	Section 5.1
Judgment	Section 3.3(c)
Leased Real Property	Section 3.19(b)
Liquor Licenses	Section 3.14(c)
Material Real Property Lease	Section 3.19(b)
Merger	Recitals
Merger Closing	Section 2.3
Merger Closing Date	Section 2.3
Merger Consideration	Section 2.5(a)(iii)
Minimum Condition	Annex A
Offer	Recitals
Offer Closing	Section 1.1(b)
Offer Closing Date	Section 1.1(b)
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(g)
Offer Price	Recitals
Outside Date	Section 7.1(b)
Owned Real Property	Section 3.19(a)
Parent	Preamble
Parent Disclosure Letter	Article IV Preamble
Parent Employee Benefit Plan	Section 5.11(c)
Parent Related Parties	Section 7.3(f)(ii)
Payment Agent	Section 2.8(a)
Payment Fund	Section 2.8(a)
Promissory Note	Section 1.4(b)
Proxy Date	Section 5.3(b)
Proxy Statement	Section 5.3(a)
Purchaser	Preamble
Qualified Company Employee Benefit Plan	Section 3.10(c)
RCRA	Section 3.13(b)
Recommendation Change Notice	Section 5.4(f)
Required Company Stockholder Vote	Section 3.3(a)
Required Information	Section 5.14(a)(iii)

Restraints	Section 6.1(c)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(g)
SEC	Article III Preamble
Shares	Recitals
Short-Form Threshold	Section 1.4(a)
Sponsor	Section 4.9(a)
Subsequent Offering Period	Section 1.1(f)
Superior Proposal Notice	Section 5.4(f)
Surviving Corporation	Section 2.1
Top-Up Closing	Section 1.4(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Unvested 2012 Company Option Cash Amount	Section 2.6(f)(i)
Unvested 2012 Company PBRSU Cash Amount	Section 2.6(f)(iv)
Unvested 2012 Company RCU Cash Amount	Section 2.6(f)(iii)
Unvested 2012 Company RSU Cash Amount	Section 2.6(f)(ii)
Unvested Cash Amount	Section 2.6(f)(iv)
WARN Act	Section 3.16

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2012 Company Options” shall mean any option granted during calendar year 2012, and, as of the Effective Time not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans, other than the Company ESPP.

“2012 Company PBRSU” shall mean each performance-based award of restricted stock units of the Company (other than any such restricted stock units granted pursuant to the Executive Restricted Stock Unit Agreement) granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company RCU” shall mean each award of cash units of the Company granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company RSU” shall mean each award of restricted stock units of the Company (including, any such restricted stock units granted pursuant to the Executive Restricted Stock Unit Agreement) granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company Equity Awards” shall mean the 2012 Company Options, the 2012 Company RCUs, the 2012 Company RSUs and the 2012 Company PBRSUs.

“2006 Plan” shall mean the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions (including as to the treatment of confidential information) that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” shall mean any bona fide written offer or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Employee” shall mean any current employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” shall mean any written employment, individual consulting, severance, retention, transaction bonus, change in control, or other similar agreement, in each case, (a) adopted by the Company or any Company Subsidiary or (b) between (i) the Company or any Company Subsidiary and (ii) any (A) current employee, officer, director or independent contractor of the Company or any Company Subsidiary (other than offer letters entered into in the ordinary course of business and terminable “at-will”) or (B) former employee, officer or director of the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary would reasonably be expected to have any material liability.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to (a) by the Company or any Company Subsidiary with respect to any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or (b) by any Entity that at the relevant time is or has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code and under which the Company or any Company Subsidiary would reasonably be expected to have any current or contingent liability.

“Company ESPP” shall mean the P.F. Chang’s China Bistro, Inc. 1998 Employee Stock Purchase Plan, as amended and restated effective November 1, 2009.

“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development, circumstance or effect attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and of the Company Subsidiaries operate, (B) acts of terrorism or war (whether or not declared), or natural disasters occurring after the date hereof, (C) the execution and delivery of this Agreement or the announcement or pendency of the transactions contemplated hereby, or (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof enacted after the date of this Agreement, (E) changes in the price or trading volume of the Company’s stock (provided, that, the underlying facts giving rise to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (F) any failure by the Company to meet public or internal revenue, earnings or other projections (provided, that, the underlying facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (A) or (D), to the extent that the effects on the Company and the Company Subsidiaries, taken as a whole, are materially disproportionate as compared to the effects on other participants in the industries in which the Company and the Company Subsidiaries operate and conduct their business.

“Company Options” shall mean any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans, other than the Company ESPP or any 2012 Company Options.

“Company RCU” shall mean each award of cash units of the Company outstanding immediately before the Effective Time under any Stock Plan, other than any 2012 Company RCUs.

“Company RSU” shall mean each award of restricted stock units including those granted pursuant to an Executive Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, other than any 2012 Company RSUs.

“Company SAR” shall mean a bookkeeping entry, which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, representing, for each share of Company Common Stock subject to such award, a right granted to the holder thereof to receive payment in cash of an amount equal to the excess, if any of the Fair Market Value (as defined in the 2006 Plan) of a share of Company Common Stock on the date of exercise of such award over the exercise price pursuant to the 2006 Plan.

“Company Termination Fee” shall mean an amount, in cash, equal to $36,528,000, except if this Agreement is terminated by the Company pursuant to Section 7.1(i) or Parent pursuant to Section 7.1(e), in either case, prior to the Go-Shop Period End Date, then the Company Termination Fee means $21,073,900.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S–K and Regulation S–X under the Securities Act for offerings of debt securities on a registration statement on Form S–1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S?1 using such financial statements and financial information to be declared effective by the SEC on the Business Day immediately after the last day of the Marketing Period and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in offering documents required to consummate any offering of debt securities on the Business Day immediately after the last Business Day of the Marketing Period.

“Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, license, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, relating to pension, retirement, profit-sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, retention, fringe benefit or any other similar employee benefits.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated October 26, 2011 by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and JP Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Fraud” shall mean the actual, knowing and intentional fraud of any Person.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” shall mean any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, instrumentality or self-regulatory organization, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (f) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency hedge or other similar agreement designed to protect such Person and/or any of its Subsidiaries against fluctuations in interest rates or other currency fluctuations and all liabilities with respect to any commitments by which such Person and/or any of its Subsidiaries assures a creditor against loss, (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (h) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, and (i) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person.

“Intellectual Property” shall mean formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Intervening Event” an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement becomes known to the Company Board (provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event).

“Knowledge” shall mean, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Letter and (y) with Parent, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Marketing Period” means the first period of twenty (20) consecutive Business Days (ending no later than the Business Day immediately preceding the Merger Closing Date), commencing on or after May 15, 2012, on the first day of which, throughout which and on the last day of which (i) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.14(a); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant), and (ii) the conditions set forth in Section 6.1(c) and Sections 6.2(a), (b) and (c), and, if applicable, the Offer Conditions (other than the Financing Proceeds Condition) and (other than those conditions that by their terms are to be satisfied at the Offer Closing or the Merger Closing, as the case may be), have, in each case, been satisfied and to the Knowledge of the Company and the Knowledge of the Parent nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Offer Closing and the Merger Closing, as the case may be, were to be scheduled for any time during such twenty (20) Business Day period; provided, however, that if the Marketing Period has not ended prior to August 17, 2012, the Marketing Period shall commence after September 4, 2012; May 25, 2012, May 29, 2012 and the period from and including July 2, 2012 to and including July 6, 2012 shall not be considered Business Days. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (A) the Company shall have publicly announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, (B) the Required Information would not be Compliant on the first day, throughout, and on the last day of such twenty (20) consecutive Business Day period or (C) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein or incorporated therein by reference, in which case the Marketing Period shall be deemed not to commence until the time at which all such reports have been filed, in which case a new twenty (20) consecutive Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during a Marketing Period the Required Information provided at the initiation of such Marketing Period ceases to be Compliant, then such Marketing Period shall be deemed not to have occurred); provided, further, that the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of an applicable twenty (20) Business Day period.

“Nasdaq” shall mean the NASDAQ Global Stock Market LLC.

“Parent Termination Fee” means $67,436,400.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens discharged at or prior to the Offer Closing or, as applicable, the Merger Closing (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” shall mean any individual, Entity or Governmental Body.

“Proxy Statement Clearance Date” shall mean the later to occur of (i) (a) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (b) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement and (ii) the Go-Shop Period End Date.

“Qualified Acquisition Proposal” shall mean an Acquisition Proposal from a Qualified Go-Shop Bidder that the board of directors of the Company determines, as of the Go-Shop Period End Date (and provides written notice to Parent of such determination at such time), in good faith, after consultation with its financial and outside legal advisor constitutes or would be reasonably likely to result in (i) a Superior Proposal and (ii) (A) a binding, executable Company Acquisition Agreement and (B) binding, executable debt and equity financing commitments, in each case which can be executed between the Go-Shop Period End Date and the date that is 15 days following the Go-Shop Period End Date.

“Qualified Go-Shop Bidder” shall mean any Person, group of Persons, or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Go-Shop Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Go-Shop Period End Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received a Qualified Acquisition Proposal after the execution of this Agreement and prior to the Go-Shop Period End Date that the board of directors of the Company determines, as of the Go-Shop Period End Date (and provides written notice to Parent of such determination at such time), in good faith, after consultation with its financial and outside legal advisor is bona fide and constitutes, or would reasonably be expected to lead to a Superior Proposal.

“Redacted Fee Letters” shall mean the fee letters executed by the Financing Sources that have been redacted with respect to certain fees and similar arrangements which do not affect the conditionality of the Debt Financing.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stock Plans” means the P.F. Chang’s China Bistro, Inc. 1996 Stock Option Plan, the P.F. Chang’s China Bistro, Inc. 1997 Restaurant Management Stock Option Plan, the P.F. Chang’s China Bistro, Inc. Second Amended and Restated 1998 Stock Option Plan, the Company ESPP, the P.F. Chang’s China Bistro, Inc. 1999 Nonstatutory Stock Option Plan, the Pei Wei Asian Diner, Inc. 2001 Stock Option Plan, the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, the P.F. Chang’s China Bistro, Inc. Key Employee Stock Purchase Plan and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan (and the Concept Presidents’ Performance Award Plan as a sub-plan thereof), or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal not arising out of or relating to any violation of Section 5.4 that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) 75% or more of the outstanding Shares of the Company Common Stock or (b) 75% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger, in each case, after giving effect to all adjustments to the terms hereof resulting from any binding proposal made by Parent pursuant to Section 5.4(f), taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” shall mean (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), escheat or unclaimed property obligation, deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) any liability in respect of items described in clauses (i) and (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision of applicable Law) or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transactions” shall mean the Offer, the Merger and the other transactions contemplated by this Agreement (other than the transactions contemplated by Section 5.15), including, in reference to the obligations of Purchaser and Parent hereunder.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than a Acceptable Confidentiality Agreement expressly permitted in Section 5.4 of this Agreement; (v) a tender or exchange offer relating to securities of the Company (other than the Offer) shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) the Company shall have materially breached Section 5.4; provided, however, a “Triggering Event” shall not include or be deemed to include any action taken by the Company or its Representatives in accordance with the last sentence of Section 5.4(b).

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

See attached

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

P.F. CHANG’S CHINA BISTRO, INC.

P. F. Chang’s China Bistro, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The name of the corporation is P. F. Chang’s China Bistro, Inc.

2.	The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 31, 1996.

3.	This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholder in accordance with Section 228 of the DGCL. The Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

FIRST: The name of the corporation formed hereby is P.F. Chang’s China Bistro, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.001 per share (the “Common Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock voting separately as a class shall be required therefor.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws or any amendment thereof adopted by the Board of Directors.

EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any director or officer of the Corporation who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(d) The Corporation hereby acknowledges that the directors (the “Directors”) that are employees of Centerbridge Capital Partners II, L.P. or one of its affiliates (together, “Centerbridge”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Centerbridge and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, Centerbridge (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Directors), without regard to any rights the Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further

3

agrees that no advancement or payment by the Fund Indemnitors on behalf of the Directors with respect to any claim for which the Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Directors against the Corporation. The Corporation and the Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph (d).

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH: To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or its subsidiaries. No amendment or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

[The remainder of this page is intentionally left blank.]

4

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amended and Restated Certificate of Incorporation on this      day of         , 2012.

By:
Name:
Title:

[SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF P.F. CHANG’S CHINA BISTRO, INC.]

Exhibit C

Form of Bylaws of the Surviving Corporation

See attached

SECOND AMENDED AND RESTATED BYLAWS

OF

P.F. CHANG’S CHINA BISTRO, INC.

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1. Annual Meetings. The annual meeting of the stockholders of P.F. Chang’s China Bistro, Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence, the Chief Executive Officer, if any or if none or in the Chief Executive Officer’s absence, the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may be, but need not be, by ballot and a plurality of the votes cast there shall elect such directors. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be

3

appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Compensation.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be one, or such larger number as may be fixed from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

4

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine by resolution. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President or by any director then in office. Notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by e-mail to an e-mail address previously provided to the Corporation not later than 48 hours before the date of the meeting.

SECTION 8. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 8 shall constitute presence at such meeting.

SECTION 9. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 10. Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 11. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

5

SECTION 13. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws. Unless the resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE III

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, a Chief Executive Officer, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

6

SECTION 4. Chief Executive Officer. The Chief Executive Officer, if any, shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

SECTION 5. President. The President shall be the chief operating officer of the Corporation, and shall have such duties as customarily pertain to that office, subject to the control of the Chief Executive Officer and Board of Directors. The President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Chief Executive Officer or the Board of Directors. In the absence or disability of the Chief Executive Officer, or if there be none, the President shall also have the duties and authority designated to the Chief Executive Officer herein.

SECTION 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8. Secretary. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders and the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he or she shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. In the absence or disability of the Treasurer, or if there be none, the Secretary shall also have the duties and authority designated to the Treasurer herein.

7

SECTION 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE IV

Books and Records

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these Bylaws.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, and no more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V

Certificates Representing Stock

SECTION 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

8

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4. Rules and Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 5. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VI

Dividends

Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other purpose, and the Board of Directors may modify or abolish any such reserve.

ARTICLE VII

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the

9

stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE IX

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE X

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

10

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XI

Indemnification

SECTION 1. Scope. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify any director or officer of the Corporation against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Corporation may, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify any employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that such person is or was am employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

SECTION 2. Advancing Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the Delaware General Corporation Law; provided, however, the Corporation shall not be required to advance such expenses to a director who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors.

SECTION 3. Liability Offset. The Corporation’s obligation to provide indemnification under this Article XI shall be offset to the extent the indemnified party is indemnified by any other source including, but not limited to, any applicable insurance coverage under a policy maintained by the Corporation, the indemnified party or any other person.

SECTION 4. Continuing Obligation. The provisions of this Article XI shall be deemed to be a contract between the Corporation and each director of the Corporation who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

11

SECTION 5. Nonexclusive. The indemnification and advancement of expenses provided for under this Article XI shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue unto a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 6. Other Persons. In addition to the indemnification rights of directors, officers, employees or agents of the Corporation, the Board of Directors in its discretion shall have the power, on behalf of the Corporation, to indemnify any other person made a party to any action, suit or proceeding who the Corporation may indemnify under Section 145 of the Delaware General Corporation Law.

SECTION 7. Definitions. The phrases and terms set forth in this Article XI shall be given the same meaning as the identical terms and phrases are given in Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time.

ARTICLE XII

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

[The remainder of this page is intentionally left blank.]

12